Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 26th day of April, 2006, by and between Autobytel Inc., a Delaware corporation (the “Company”), and Michael Schmidt (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of May 30, 2005, whereby the Executive was engaged as the Company’s Executive Vice President and Chief Financial Officer (the “Employment Agreement”).

WHEREAS, pursuant to the terms of the Employment Agreement, the Term of the Executive’s employment renewed through May 30, 2007.

WHEREAS, the Company and Executive desire to amend the Employment Agreement to, among other things, grant the Executive the right to terminate the Term of the Employment Agreement for any reason upon thirty (30) days prior written notice to the Company, subject to and in accordance with the terms of the Employment Agreement as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

1. Amendment to Article 2, Section 2.1 of the Employment Agreement. Article 2.1 of the Employment Agreement is hereby amended by deleting the text of Section 2.1 in its entirety and inserting in lieu thereof the following:

2.1 DUTIES. During the Term, the Executive shall: (i) be employed as the Executive Vice President and Chief Financial Officer of the Company, and shall have such power and authority as is customarily held by the executive vice president and chief financial officer of similarly situated companies, (ii) devote his full business time, attention and energies to the business of the Company, (iii) use his best efforts to promote the interests of the Company, (iv) perform such functions and services as shall lawfully be directed by the Chief Executive Officer, (v) act in accordance with the policies and directives of the Company, and (vi) report directly to the Chief Executive Officer; provided, however, that the Company may at any time, in its sole and subjective discretion, change the Executive’s position as the Executive Vice President and Chief Financial Officer of the Company to another officer position within the financial group of the Company, and, for the avoidance of doubt, such change shall not constitute a termination of employment for purposes of this Agreement or otherwise.

2. Amendment to Article 2 of the Employment Agreement. Article 2 of the Employment Agreement is hereby amended by adding a new Section 2.3 as follows:

2.3 OBLIGATIONS UPON TERMINATION. In the event the Executive terminates his employment with the Company without reason pursuant to Section 6.2 of this Agreement, the Executive shall make himself reasonably available to advise the Chief Executive Officer of the Company and the Board of Directors of the Company on any accounting or audit matters as reasonably requested by either of them (taking into account the Executive’s other commitments) for a period of twelve (12) months after the effective date of such termination by the Executive. In such event, the Executive shall no longer be entitled to a Base Salary under Section 3.1 or a Bonus under Section 3.2 of this Agreement in respect of services performed subsequent to such termination date but shall be compensated at the rate of one thousand dollars ($1,000) per day for each day actually engaged by the Company to provide advice as contemplated herein, prorated for partial days so engaged, subject to withholding under Section 3.3.

3. Amendment to Article 6, Section 6.1 of the Employment Agreement. Section 6.1 of the Employment Agreement is hereby amended by deleting the words “OR WITHOUT GOOD REASON” from the heading.

4. Amendment to Article 6, Section 6.2 of the Employment Agreement. Section 6.2 of the Employment Agreement is hereby amended by deleting the text of Section 6.2 in its entirety and inserting in lieu thereof the following:

6.2 TERMINATION WITHOUT CAUSE OR GOOD REASON. The Company shall have the right, at any time in its sole and subjective discretion, to terminate the Executive’s employment under this Agreement without Cause upon not less than thirty (30) days prior written notice to the Executive. The Executive shall have the right at any time, in his sole and subjective discretion, to terminate his employment under this Agreement without reason upon not less than thirty (30) days prior written notice to the Company. The term “termination without Cause” shall mean the termination by the Company of the Executive’s employment for any reason other than those expressly set forth in Section 6.1, or no reason at all, and termination “without reason” shall mean the Executive’s decision to terminate his employment under this Agreement for any reason or no reason at all; provided, however, that the Executive shall not have the right to so terminate his employment if the Company has provided a notice of termination of the Executive pursuant to Section 6.1 or 6.2 unless the Executive has cured, in accordance with Section 6.1, those acts or omissions that gave rise to the delivery of the notice of termination by the Company. In the event (i) the Company shall exercise the termination right granted pursuant to this Section 6.2 or (ii) on or after December 31, 2006, the Executive shall exercise the termination right granted pursuant to this Section 6.2, then except as set forth in the proviso to this Section 6.2, neither party shall have any rights or obligations under Article 2 (except for Section 2.3), Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that, subject to Section 3.5, the Company shall pay to the Executive (a) an amount equal to twelve (12) months of the Executive’s Base Salary in effect at the time of termination plus the Bonus (at the Target level) and shall continue to provide all benefits in accordance with Section 4 for a period of twelve (12) months after the effective date of the termination (subject in each case to Section 3.3), except that the Company shall not be required to provide such benefits to the extent that, during such twelve (12) month period, the Executive receives substantially similar (or better, from the Executive’s perspective) benefits from a new employer, and (b) any amount due and owing as of the termination date pursuant to Sections 3.1 and 3.2 (including a Bonus for the year in which the termination occurs prorated to the date of termination based on the performance of the Company in such year as of the date on which the termination occurs versus the performance targets for the Company established by the Board for the entire year, and using such factors as the Board shall determine in its sole discretion (e.g., revenue, EBITDA, net income, etc.)) and Article 5 (subject, in each case, to Section 3.3), and, provided further, that the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. The amounts and benefits required by clause (a) above shall be provided only if the Executive has executed (and not revoked) a release in favor of the Company (which release shall be substantially in the form attached as Exhibit A). Notwithstanding the foregoing, in the event the Executive terminates his employment with the Company prior to December 31, 2006, neither party shall have any rights or obligations under Article 2, Sections 3.1, 3.2 and 3.5, or Articles 4 and 5; provided, however, that the Company shall pay to the Executive any amount due and owing as of such termination date pursuant to Section 3.1 and Articles 4 and 5 (subject in each case to Section 3.3), and the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. The amounts payable pursuant to this Section 6.2 shall be in payment for the services rendered by the Executive pursuant to this Agreement during the Term, and the Executive shall not be entitled to any additional amounts in consideration for such services.

5. Full Force and Effect. Except as amended or otherwise modified by Sections 1, 2, 3 and 4 hereof, the Employment Agreement remains in full force and effect.

6. Governing Law. This Amendment shall be construed, interpreted and governed by the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

7. Notices. Any notice given in connection with this Amendment shall be made in writing and shall be considered effected if delivered in accordance with the provisions of Section 9.4 of the Employment Agreement, as if such notice had been given in connection therewith.

8. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9. Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AUTOBYTEL INC.

By:	/s/ James E. Riesenbach
Name:	James E. Riesenbach
Title:	Chief Executive Officer

MICHAEL SCHMIDT

/s/ Michael Schmidt